PROSPECTUS



                          HORIZON OFFSHORE, INC.

   This prospectus relates to 133,300 shares of our common stock that may be offered from time to time by the selling stockholders listed under the heading "Selling Stockholders."

   We are registering these shares to provide the selling stockholders with freely transferable securities, but this registration does not necessarily mean that the selling stockholders will offer or sell the shares. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

   Our common stock is traded on the Nasdaq National Market under the symbol "HOFF." On July 31, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $7.50 per share. The selling stockholders may offer their shares from time to time in transactions on the Nasdaq stock market at prices prevailing at the time of the sale.

                     -------------------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     -------------------------

        The date of this prospectus is August 2, 1999.

                        WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy that information at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

   We have filed a registration statement and related exhibits with the SEC to register the common stock offered by this prospectus. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the SEC's public reference room, and you may obtain copies from the SEC at prescribed rates.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus.

   We incorporate by reference the following documents that we have filed with the SEC under the Securities Exchange Act of 1934:

<circle>Our annual report on Form 10-K for the fiscal year ended December 31,
   1998;

<circle>Our quarterly report on Form 10-Q for the quarter ended March 31, 1999;

<circle>The description of our common stock included in our registration statement on Form 8-A under the Securities Exchange Act filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of our capital stock provided under the heading "Description of Capital Stock" of our registration statement on Form S-1 (Registration No. 333-43965); and

<circle>All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

   At your request, we will provide you with a free copy of any of these filings. You may request copies by writing or telephoning us at:

                            Horizon Offshore, Inc.
                      2500 CityWest Boulevard, Suite 2200
                             Houston, Texas 77042
                          Attn:   Investor Relations
                                (713) 361-2600

   YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

                                    THE COMPANY

   We provide marine construction services to the offshore oil and gas industry primarily in the United States Gulf of Mexico. Our marine fleet installs marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and installs and salvages production platforms and other marine structures.

   We have assembled a fleet of eleven vessels, ten of which are operational, with one vessel currently under refurbishment. Our fleet is capable of a wide range of marine construction activities, including:

   <circle>Installing up to 48-inch pipelines and small diameter rigid and coiled-line pipe in water depths up to 800 feet;

   <circle>Providing pipebury and all other services necessary to commence transporting oil and gas through an installed pipeline; and

   <circle>Installing and salvaging production platforms and other marine structures.

   Our management believes that our fleet allows us to compete in the United States Gulf of Mexico for substantially all pipeline installation projects in shallow water depths of 200 feet and less and a substantial number of projects in intermediate water depths of between 200 and 800 feet.

   Our company was incorporated in Delaware in December 1995 but we did not commence operations until March 1996. In April 1998, we completed the initial public offering of shares of our common stock.


                               SELLING STOCKHOLDERS

   We issued the 133,300 shares of common stock offered by this prospectus to Terry Offshore, L.L.C., a Louisiana limited liability company, in exchange for our acquisition of a pipelay barge. Terry Offshore subsequently transferred all of these shares to its members, the selling stockholders. In connection with the acquisition, we agreed to file a registration statement with the SEC under the Securities Act of 1933 to register all these shares.

   The table below provides you with the following information:

<circle>the names of the selling stockholders;

<circle>the number of shares each selling stockholder beneficially owns prior to this offering; and

<circle>the number of shares offered by each selling stockholder under this prospectus.

   We do not know when or in what amount the selling stockholders may offer shares for resale and we cannot assure you that the selling stockholders will sell any or all of the shares offered by this prospectus. Accordingly, we cannot give you an estimate of the number of shares that will be held by each stockholder after completion of this offering. The selling stockholders may from time to time offer the shares of common stock offered by this prospectus.




                                          Number of
                                  shares beneficially owned         Number of
Name of selling stockholder          before offering(1)          shares offered
---------------------------          ------------------          --------------
Steve Orlando                              1,938                        1,938
Peter A. Barbara                           7,752                        7,752
Albert Smith                               7,752                        7,752
E. Donald Terry                            8,946                        8,946
Little Hook, L.L.C.                       13,567                       13,567
William L. Kiely                          18,669                       18,669
Robert H. Gruy                            18,669                       18,669
James W. Hodges                           18,669                       18,669
Gerald D. Broussard                       18,669                       18,669
Sylvan Schwartz, Jr.                      18,669                       18,669

{(1)}Based on information available to us as of July 20, 1999, the selling stockholders have advised us that they have sole voting and investment power with respect to the shares beneficially owned by them.


                             PLAN OF DISTRIBUTION

   The selling stockholders may offer and sell their shares of common stock offered under this prospectus from time to time in ordinary brokerage transactions on the Nasdaq National Market or any other principal securities exchange on which our common stock is then trading at prices prevailing at the time of these sales. From time to time, the selling stockholders may engage in short sales, or short sales against the box, of these shares of common stock.

   We expect that brokers executing orders will charge normal commissions, and the proceeds to the selling stockholders will be net of brokerage commissions. The selling stockholders will pay their own out-of-pocket expenses. We will pay all expenses of preparing and reproducing this prospectus, including expenses of compliance with state securities laws and filing fees with the SEC. We will not receive any proceeds of the sale of any shares of common stock offered under this prospectus.

   The selling stockholders and any dealers or agents participating in the distribution of the offered shares may be deemed "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act.

                                   LEGAL MATTERS

   The validity of the shares of our common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carre`re &
Dene`gre, L.L.P., New Orleans, Louisiana.


                                      EXPERTS

   The financial statements as of December 31, 1998 and for the year then ended, incorporated by reference in the registration statement of which this prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of that firm as experts in giving said reports.

Prospective   investors   may
rely  only on the information
contained in this prospectus.         Horizon Offshore, Inc.
We have not authorized anyone
to    provide     prospective
investors  with different  or
additional information.  This               --------
prospectus is not an offer to              PROSPECTUS
sell, nor is  it  seeking  an               --------
offer to buy these securities
in any jurisdiction where the
offer  is not permitted.  The
information contained in this
prospectus is correct only as
of   the   date    of    this               --------
prospectus, regardless of the             Common Stock
time  of the delivery of this               --------
prospectus  or  any  sale  of
these securities.


       _______________



      TABLE OF CONTENTS

                         PAGE

Where You Can Find More
Information.................2

The Company.................3

Selling Stockholders........3

Plan of Distribution........4

Legal Matters...............5

Experts.....................5